  SUPPLEMENTAL AGREEMENT TO A SALE AND PURCHASE AGREEMENT DATED 16TH JUNE 1998
   ENTERED INTO BETWEEN INTER ALIA VISION NETWORKS III BV, COMTEL UK FINANCE
     B.V. AND NTL GROUP LIMITED IN RESPECT OF THE SALE AND PURCHASE OF THE
                            VISION NETWORKS UK GROUP

This Supplemental Agreement is made on the 22nd day of September 1998 by and between:-

(1) VISION NETWORKS III B.V., a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41,2132 JH Hoofddorp the Netherlands, for the purposes hereof duly represented by W.C.M. van der Hoeven (hereinafter referred to as the "Seller");

(2) COMTEL UK FINANCE B.V. a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41,2132 JH Hoofddorp the Netherlands for the purposes hereof duly represented by W.C.M. van der Hoeven (hereinafter referred to as "ComTel");

(3) VISION NETWORKS (UK) I LIMITED, a private limited liability company incorporated in England and having its registered office at Wharfedale Road, Winnersh, Wokingham, Berkshire RG41 5TZ (hereinafter referred to as "UKI");

(4) TELECENTIAL COMMUNICATIONS (CANADA) LTD, a private limited liability company incorporated in the Province of New Brunswick, Canada and having its registered office at 300 Consilium Pl., Suite 1300, Scarborough, Ont. M1H 3G2 (hereinafter referred to as "Canco 1");

(5) VISION NETWORKS (UK) II LIMITED, a private limited liability company incorporated in England and having its registered office at Wharfedale Road, Winnersh, Wokingham, Berkshire, RG41 5TZ (hereinafter referred to as "UKII");

(6) TELECENTIAL COMMUNICATIONS (UK) LIMITED, a private limited liability company incorporated in the Province of New Brunswick, Canada and having its registered office at 300 Consilium Pl., Suite 1300, Scarborough, Ont. M1H 3G2 aforesaid (hereinafter referred to as "Canco 3");

(7) VISION NETWORKS UK HOLDING B.V. (IN LIQUIDATION) a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41,2132 JH Hoofddorp the Netherlands for the purposes hereof duly represented by its liquidator ComTel U.K. Finance B.V., represented by W.C.M. van der Hoeven (hereinafter referred to as "VNUK")

(ComTel, UKI, Canco 1, UKII, Canco 3 and VNUK being hereafter referred to jointly as the "Transferors" and individually as a "Transferor");

(8) VISION NETWORKS HOLDINGS B.V. a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41,2132 JH Hoofddorp the Netherlands, for the purposes hereof duly represented by W.C.M. van der Hoeven;
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(9) NTL GROUP LIMITED, a private limited liability company incorporated in
England and having its registered office at Bristol House, 1 Lakeside Road, Farnborough, Hampshire, England (hereinafter referred to as the "Purchaser");

(10) NTL INC, a company incorporated and existing in accordance with the laws of the State of Delaware, USA and having its principal place of business at 110 East 59th Street, 26th Floor, NYC 10022, USA (hereinafter referred to as the "NTL");

(11) CABLETEL INVESTMENTS LIMITED, a private limited liability company incorporated in England and having its registered office at Bristol House, 1 Lakeside Road, Farnborough, Hampshire, England (hereinafter referred to as "CableTel Investments Limited");

(12) CABLETEL LIMITED, a private limited liability company incorporated in England and having its registered office at Bristol House, 1 Lakeside Road, Farnborough, Hampshire, England (hereinafter referred to as "CableTel Limited"); and

(13) NTL LIMITED, a private limited liability company incorporated in England and having its registered office at Bristol House, 1 Lakeside Road, Farnborough, Hampshire, England (hereinafter referred to as "NTL Limited").

WHEREAS

A. The Seller, the Transferors, the Purchaser and NTL entered into a Sale and Purchase Agreement dated 16th June 1998 ("the Agreement");

B. The parties to the Agreement wish to make certain amendments to the Agreement.

IT IS HEREBY AGREED AS FOLLOWS:-

1. Articles 2 and 5.3 of the Agreement provide for the sale and assignment of various Partnership Interests to the Purchaser or its nominee. The Purchaser hereby nominates CableTel Investments Limited, CableTel Limited and NTL Limited for the purposes of Articles 2 and 5.3 of the Agreement to the extent set out in and in accordance with the following provisions of this Article. Accordingly, Articles 2 and 5.3 of the Agreement shall be varied so that:-

      1.1 UK I shall sell and assign absolutely its Partnership Interest as a general partner in the Telecential Communications Partnership to CableTel Investments Limited which Canco 1 and UK I shall procure becomes a general partner of the Telecential Communications Partnership ("P1") (and by virtue thereof a general partner of the Telecential Communications (Herts) Partnership ("P3") and the Telecential Communications (Northants) Partnership) ("P4") in place of UK I;

      1.2 UK II shall assign absolutely all its Partnership Interest as a limited partner in LP5 to NTL Limited and Canco 3 and UK II shall procure that NTL Limited becomes a limited partner of LP5 in place of UK II;

      1.3 VNUK shall assign absolutely all its Partnership Interest as a limited partner in LP6 to NTL Limited and Canco 3 and VNUK shall procure that NTL Limited becomes a limited partner of LP6 in place of VNUK;


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      1.4   Canco 1 shall sell and assign absolutely all its Partnership
            Interest as managing general partner in P1 to CableTel Limited and Canco 1 and UK I shall procure that CableTel Limited becomes managing general partner of P1 (and by virtue thereof, a general partner of P3 and P4) in place of Canco 1; and

      1.5 Canco 3 shall sell and assign absolutely all its Partnership Interest as managing general partner in LP5 and LP6 to CableTel Limited and Canco 3 and UK II and Canco 3 and VNUK respectively shall procure that CableTel Limited becomes managing general partner of LP5 and LP6 respectively in place of Canco 3.

      and for the purposes of effecting the same, Canco 1, Canco 3, UK I, UK II, VNUK, CableTel Limited, CableTel Investments Limited and NTL Limited shall enter into Deeds of Retirement and Appointment in the forms contained in Schedules O, P and Q to the Agreement.

      The Partnership Interests to be sold and/or assigned to CableTel Investments Limited, NTL Limited and CableTel Limited (as the case may be) shall be sold to CableTel Investments Limited, CableTel Limited and/or NTL Limited absolutely in their own right and not on behalf of the Purchaser.

2.    Article 7 of the Agreement and Schedule R thereto shall be varied:-

      2.1 so that, subject as provided in those provisions of Article 7 not hereby varied, the representations and warranties in respect of the Telecential Group given by the Seller and the Transferors shall be given to each of the Purchaser, CableTel Investments Limited, NTL Limited and CableTel Limited except that no such warranties and representations shall be given in respect of the Further Subsidiaries (as defined in clause 12 below) or:-

            2.1.1 to CableTel Investments Limited in respect of LP5, LP6,
                  Heartland Cablevision (UK) Limited, Heartland Cablevision II
                  (UK) Limited, ComTel Limited, Maza Limited, Herts Cable Limited and Northampton Cable Television Limited;

            2.1.2 to the Purchaser in respect of the Telecential Group other than ComTel Limited, Maza Limited, Herts Cable Limited and Northampton Cable Television Limited;

            2.1.3 to NTL Limited in respect of the Telecential Group other than
                  LP5, LP6, Heartland Cablevision (UK) Limited and Heartland Cablevision II (UK) Limited; or

            2.1.4 to CableTel Limited in respect of ComTel Limited, Maza
                  Limited, Herts Cable Limited and Northampton Cable Television Limited; and

      2.2 so that any claim arising out of a breach of such representations and warranties given by the Seller and the Transferors may be brought by each of the Purchaser, NTL Limited, CableTel Limited and CableTel Investments Limited (as applicable),


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      Provided that for the avoidance of doubt, references in Article 9 to the
      Purchaser shall be deemed to refer also to NTL Limited, CableTel Limited and/or CableTel Investments Limited (as the case may be) in respect of any such claim as may be brought by any of them in respect of any Breach or Non-fulfilment.

3. Article 12.15 of the Agreement shall be varied so that references to the Purchaser shall also refer to each of CableTel Investments Limited, CableTel Limited and NTL Limited and references in such Article to the "Agreement" shall include the Deeds of Retirement and Appointment referred to in clause 1 above.

4. Article 6.4 of the Agreement shall be varied so that the number and words "80 (in words : eighty)" shall be inserted in substitution for the number and words "70 (in words : seventy)" where they appear in the second line of Article 6.4 of the Agreement and the number and words "90 (in words : ninety)" shall be inserted in substitution for the number and words "80 (in words : eighty)" where they appear in the fourth line of Article 6.4 of the Agreement.

5.1 Article 4.3 of the Agreement shall be varied so that completion of the sale and purchase of the Telecential Assets will take place at the offices of Allen & Overy in London, UK on 22 September 1998 (which, notwithstanding any other provision of the Agreement, shall for the purposes of the Agreement be the "Telecential Completion Date") when the transfer of the Telecential Assets will take place in accordance with
      Article 5.3 of the Agreement except that the deeds of retirement and appointment referred to in Articles 5.3.2, 5.3.3 and 5.3.4 of the Agreement shall be signed by Canco 1, UK I, Canco 3, UK II and VNUK in the Netherlands and delivered to the offices of Travers Smith Braithwaite, Douglas, Isle of Man on such date and the counterparts of such deeds of retirement and appointment shall be signed by CableTel Investments Limited, CableTel Limited and NTL Limited at Douglas, Isle of Man and delivered to the offices of Loeff Claeys Verbeke, Amsterdam, the Netherlands on behalf of the Seller and the Transferors on such date.

5.2 Article 5.3.1(b) shall be amended by the inclusion of the words ", Pirunico Nominees (Jersey) Limited or Praetor Trust Company Limited" after the words "other than those appointed by Pirunico Trustees (Jersey) Limited".

5.3   Article 5.3.6 of the Agreement shall be varied so that:-

      5.3.1 the Seller's obligations in respect of the passing of Board Resolutions of HCL and NCTL (as defined in Article 15 of the Agreement) shall be to use its reasonable endeavours, subject to the provisions of the Minority Interest Agreements (as similarly defined), to procure the passing of such Resolutions; provided that the Seller shall in any event procure the appointment of the Purchaser's nominees as directors of HCL and NCTL as "A" directors in accordance with the Articles of Association of HCL and NCTL, respectively, subject only to compliance by the Purchaser's nominees with their obligations in respect of such appointment under the Minority Agreements; and

      5.3.2 the Seller's obligations in respect of the passing of Board Resolutions of Chiltern Cable Limited shall be to procure the appointment of the


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            Purchaser's nominees as "A" directors in accordance with the
            Articles of Association of Chiltern Cable Limited.

6.    Article 6.8 of the Agreement shall be amended such that:-

      6.1 the total amount of cash and equivalents in hand or at a bank as shown in the Completion Balance Sheet shall be an increase to the cash element of the Purchase Price and the sum of pound sterling 9,558,000 in respect of which amount shall be paid by the Purchaser to the Seller on the Telecential Completion Date, PROVIDED that in the event that the total amount of cash and equivalents in hand or at a bank as shown in the Completion Balance Sheet is not pound sterling9,558,000, the Purchaser shall pay any excess over pound sterling9,558,000 to the Seller or the Seller shall pay any shortfall under pound sterling9,558,000 to the Purchaser (as the case may be) not later than the fifth business day after agreement or determination of the Completion Balance Sheet in accordance with
            Article 6 of the Agreement; and

      6.2 there shall be deducted from the Purchase Price to be paid by the Purchaser on the Telecential Completion Date the cost (net of any associated credit note) of the acquisition of any relevant asset to the Purchaser or any subsidiary of the Purchaser in the event that the Purchaser or such subsidiary acquires such asset from a third party which is a lessor of such asset to a ComTel Company or member of the Telecential Group in connection with the prepayment or termination of any financial lease which constituted Indebtedness (which deduction it is agreed shall amount to pound sterling73,888.24 in total), the balance of the amount referred to in clause 6.1 above remaining after deduction of the amount referred to in clause 6.2 above being referred to in the Agreement as the "Cash Adjustment".

7. In Schedule D to the Agreement, the definition of "Indebtedness" shall be varied so as to exclude any liabilities owed by any ComTel Company to any other ComTel Company and any liabilities owed by any member of the Telecential Group to any other member of the Telecential Group.

8. Without prejudice to accrued rights under those Articles, the Seller and the Transferors covenant as at the date hereof to the Purchaser, CableTel Investments Limited, CableTel Limited and NTL Limited in the same terms, mutatis mutandis, as Articles 3.2 and 3.4 of the Agreement, the Purchaser covenants as at the date hereof to ComTel in the same terms, mutatis mutandis, as clause 4.7 of the Relationship Agreement dated 16 June 1998 between ComTel, the Purchaser and the ComTel Companies (as defined in that agreement) and the Seller, the Transferors, the Purchaser, CableTel Investments Limited, CableTel Limited and NTL Limited covenant as at the date hereof with each other mutatis mutandis in accordance with Article 10 of the Agreement.

9. Vision Networks Holdings BV hereby confirms the terms of its guarantee dated 26 August 1998 in favour of NTL Group Limited notwithstanding the terms of this Supplemental Agreement and confirms that the benefit of such guarantee shall extend to CableTel Investments Limited, CableTel Limited and NTL Limited (in addition to the Purchaser) in respect of the obligations of the Seller and the


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
      Transferors to any of them under the Agreement as amended by this Supplemental Agreement.

10. Part 2 of Schedule Ind to the Agreement shall be deleted and Schedule 1 annexed to this Supplemental Agreement shall be inserted in substitution therefor.

11. The Purchaser and ComTel agree that paragraph 2 of Part 1 of Schedule 1 to the Relationship Agreement dated 16 June 1998 between ComTel, the Purchaser and the ComTel Companies (as defined in that agreement) shall be amended by the insertion of the following words at the end of that paragraph:-

      "Provided that so long as Telecential Completion takes place on 22nd September 1998,

      (a) NTL's obligations to pay such fee shall be only to pay such fee to the extent that in the aggregate this exceeds pound sterling 3.5 million (the "Excess Amount"). Any Excess Amount payable by NTL shall be paid simultaneously with payment of the Purchase Price (as defined in the Principal Agreement) on the Telecential Completion Date; and

      (b)   the Excess Amount shall be pound sterling 427,553.00"

12. The Seller, ComTel and the Purchaser acknowledge that although not included in Schedule Z of the Agreement, ComTel Limited, a member of the Telecential Group, has two further subsidiary companies namely South Yorkshire Cablevision (UK) Limited and Chiltern Cable Limited (together the "Further Subsidiaries"). The existence of the Further Subsidiaries shall not be treated as a breach of the Warranties given by the Seller and the Transferors. The Seller and ComTel represent and warrant to the Purchaser :-

12.1 ComTel Limited is the legal and a member of the Telecential Group is the beneficial owner of the entire issued share capital of South Yorkshire Cablevision (UK) Limited which shares are validly issued and fully paid up;

12.2 ComTel Limited is the legal and a member of the Telecential Group is the beneficial owner of 160 A Ordinary Shares of pound sterling 1 each in the capital of Chiltern Cable Limited, which shares carry the right to exercise 80% of the votes which may be cast at general meetings of that company, subject to the rights of the holder of the C Special Rights Redeemable Shares in the capital of the company as set out in the Articles of Association of the Company, and are validly issued and fully paid up;

12.3 no person has any right to call for the transfer of any shares of South Yorkshire Cablevision (UK) Limited or any A Ordinary Shares of pound sterling 1 each in the capital of Chiltern Cable Limited in each case held by ComTel Limited or, so far as the Seller and ComTel are aware, no person has the right to call for the issue of any such shares except in each case as set out in the Articles of Association of such Further Subsidiary and none of the shares in these companies held by ComTel Limited are subject to any liens or charges of any kind or any encumbrances or interests in favour of any other person;


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
12.4 neither South Yorkshire Cablevision (UK) Limited nor Chiltern Cable Limited have any liabilities or have ever traded and both are dormant companies within the meaning of the Companies Acts 1985 (as amended).

      The Seller and ComTel hereby covenant to indemnify and keep indemnified South Yorkshire Cablevision (UK) Limited, Chiltern Cable Limited and the Purchaser (for itself and as trustee for South Yorkshire Cablevision (UK) Limited and Chiltern Cable Limited) against all liabilities, costs and expenses (including Tax and any liability to Tax) and all actions incurred by any of them as a result of or arising out of or in connection with any liabilities which South Yorkshire Cablevision (UK) Limited and Chiltern Cable Limited may have as at or incurred prior to Telecential Completion. The Seller and ComTel further hereby covenant to indemnify and keep indemnified the Purchaser for itself and as trustee for each member of the Telecential Group against all liabilities, costs and expenses incurred by any of them in respect of or arising out of or in connection with any obligation of them to provide funding (whether in the form of debt or equity subscription) to either of the Further Subsidiaries which obligation is in force (either as an actual or contingent obligation) as at the date of this Supplemental Agreement. The Seller and ComTel shall cease to have any liability under this clause 12 (save for any liability already accrued due thereunder or notified in writing prior thereto) on and following the tenth anniversary of the Telecential Completion Date. Neither the Seller nor ComTel shall be liable in respect of any losses or liabilities arising in connection with either or both of the Further Subsidiaries except to the extent of their obligations under clauses 5 and 12 of this Supplemental Agreement. For the avoidance of doubt, the Seller and ComTel shall have no liability under this clause 12 in respect of any obligations of the Further Subsidiaries or any obligation of any of the parties listed in (10) through (13) above not accrued or existing, or in respect of any liabilities or losses suffered by any such parties in connection with any actions taken by either of the Further Subsidiaries except pursuant to obligations accrued or existing, (and in each case whether actual or contingent) at the date of this Agreement. None of the provisions of Articles 7, 9 and 11 of the Agreement shall apply to this clause or the Further Subsidiaries. References in the Agreement to members of the Telecential Group shall include South Yorkshire Cablevision (UK) Limited and Chiltern Cable Limited.

13.1 Subject as more particularly mentioned in clause 13.3 below, the cash element of the Purchase Price shall be increased by pound sterling250,000 which sum shall be payable by the Purchaser to the Seller at Telecential Completion.

13.2 For the avoidance of doubt, payments in the ordinary course by any member of the Telecential Group in accordance with the terms of any Indebtedness (other than any prepayment or termination charges and associated costs) shall be for the account of the relevant member of the Telecential Group and shall not be treated as forming part of Indebtedness and their discharge shall not be treated as being for the account of the Seller or any Transferor.


13.3 The Parties acknowledge that the cash element of the Purchase Price payable by the Purchaser on the Telecential Completion Date in accordance with the terms of the Agreement (as amended hereby) shall be the "Total Receivable" amount set out in Schedule 2 annexed hereto.


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
13.4 The Seller hereby agrees that in the event that Telecential Completion occurs on 22 September 1998, the Seller shall not be entitled to any interest on the loan referred to in Article 3.3 of Agreement.

14.1  Article 12 (other than Articles 12.1 to 12.3 (inclusive), 12.13A, 12.14,
      12.15 (but without prejudice to the effect of clause 3 hereof), 12.16, 12.19, 12.20 and 12.21) shall be incorporated in this Supplemental Agreement as if set out in full herein by reference to this Supplemental Agreement. For the purposes of Article 12.4 of the Agreement as so incorporated, the address and telefax details for notices or other communications to be given to Vision Networks Holdings BV shall be the same as those for the Seller and Transferors.

14.2 Except as expressly set out herein, capitalised terms defined in the Agreement shall have the same meaning in this Supplemental Agreement.

14.3 References in the Agreement to the "Agreement" shall be deemed to refer to the Agreement as varied by this Supplemental Agreement and references in the Agreement to the "Parties" shall include NTL Limited, CableTel Limited, CableTel Investments Limited and Vision Networks Holdings B.V..

15. Except to the extent varied hereby, the parties confirm the terms of the Agreement.

AS WITNESS this Supplemental Agreement has been executed by the parties hereto on the date first above written.


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
                                   SCHEDULE 1

                                  INDEBTEDNESS

                                   SCHEDULE 2

                                 PURCHASE PRICE

SIGNED on behalf of                  )
VISION NETWORKS III B.V.                     )
acting by                                    )       W.C.M. van der Hoeven
its director/duly authorised officer )





SIGNED on behalf of                  )
COMTEL UK FINANCE B.V.                       )
acting by                                    )       W.C.M. van der Hoeven
its director/duly authorised officer )





SIGNED on behalf of                  )
VISION NETWORKS (UK) I LIMITED       )
acting by                                    )       D.D. Adams
its director/duly authorised officer )





SIGNED on behalf of                  )
TELECENTIAL COMMUNICATIONS           )
(CANADA) LIMITED                     )
acting by                                    )       D.D. Adams
its director/duly authorised officer )





SIGNED on behalf of                  )
VISION NETWORKS (UK) II LIMITED      )
acting by                                    )       D.D. Adams
its director/duly authorised officer )





SIGNED on behalf of                  )
VISION NETWORKS HOLDINGS B.V.        )
acting by                                    )       W.C.M. van der Hoeven
its director/duly authorised officer )

SIGNED on behalf of                  )
TELECENTIAL COMMUNICATIONS           )
(UK) LIMITED                                 )
acting by                                    )       D.D. Adams
its director/duly authorised officer )





SIGNED on behalf of                  )
VISION NETWORKS UK HOLDING           )
B.V. (IN LIQUIDATION)                        )
acting by                                    )       W.C.M. van der Hoeven
its director/duly authorised officer )





SIGNED on behalf of                  )
NTL GROUP LIMITED                    )
acting by                                    )       R.M. Mackenzie
its director/duly authorised officer )





SIGNED on behalf of                  )
NTL INC.                             )
acting by                                    )       J. Gregg
its director/duly authorised officer )





SIGNED on behalf of                  )
CABLETEL INVESTMENTS LIMITED         )
acting by                                    )       R.M. Mackenzie
its director/duly authorised officer )


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SIGNED on behalf of                  )
CABLETEL LIMITED                     )
acting by                                    )       R.M. Mackenzie
its director/duly authorised officer )





SIGNED on behalf of                  )
NTL LIMITED                                  )
acting by                                    )       R.M. Mackenzie
its director/duly authorised officer )


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